Exhibit 99 .1

News Release

Contact:     Walt Standish, President and Chief Executive Officer

                  843.916.7813

                 Gary Austin, Executive Vice President and Chief Financial Officer
                 843.916.7806

Beach First Announces Stock Buyback Plan

Myrtle Beach, South Carolina, December 21, 2007 – The Board of Directors of Beach First National Bancshares, Inc. has authorized the Company to repurchase up to $2 million of its common stock, representing approximately 2.5% of the shares outstanding. The repurchase would reduce the number of shares available, thus increasing the percentage of ownership of the remaining shareholders.

Repurchases will be made subject to market conditions in the open market or block transactions for up to one year and may be discontinued at any time.

Walt Standish, president and chief executive officer of Beach First, said, “At the current market value, we feel our stock is an excellent investment. Our board of directors has considered many investment opportunities and has determined that repurchasing our shares represents the best long-term option for our shareholders. Despite the turmoil in the banking industry, we feel our management and staff are well-prepared to withstand current and future challenges.”

The manner, price, timing and volume of purchases under the stock repurchase plan will be at the discretion of management, subject to the restrictions of Rule 10b-18, and the plan may be discontinued, suspended or restarted at any time depending on current facts and circumstances. The company can accept or reject any specific shares offered based upon market conditions and any other relevant considerations at that time. Quarterly activity under the repurchase plan will be disclosed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

About Beach First

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a national bank headquartered in Myrtle Beach, South Carolina. Beach First National Bank operates six banking locations in South Carolina, and eight mortgage lending offices in the Carolinas and mid-Atlantic states. The company’s stock trades on the NASDAQ Global Market under the symbol BFNB and the website is beachfirst.com.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, excessive loan losses, regulatory actions or changes and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.